Exhibit 99.4

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Pioneer Natural Resources Company on Form S-4 (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Pioneer Natural Resources Company and Parsley Energy, Inc., which is part of the Registration Statement, of our written opinion, dated October 20, 2020 appearing as Annex C to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of Pioneer’s Financial Advisors—Morgan Stanley & Co. LLC”, “The Mergers—Background of the Merger”, “The Mergers—Recommendation of the Pioneer Board and Reasons for the Mergers”, “The Mergers—Certain Pioneer Unaudited Prospective Financial and Operating Information” and “The Mergers—Opinions of Pioneer’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Mark L. Carmain
Mark L. Carmain Managing Director

November 23, 2020